Exhibit 99.1

Press Release

For Immediate ReleaseFebruary 16, 2018

Value Exchange International, Inc. Subsidiary Signs Point of Sale Systems and Support Services Contract with the Largest Health and Beauty Retailer in China

Hong Kong SAR: Value Exchange International, Inc. (OTCQB: VEII) (“VEII”), a retail technology and computer systems services provider, announced today that Value Exchange Int’l (Shanghai) Limited, a wholly owned subsidiary of VEII, (“VEII Sub”) signed a January 24, 2018 stores equipment support agreement (“Agreement”) with the largest health care and beauty retailer (“Retailer”) in People’s Republic of China (“China”). Under the Agreement, the Retailer has contracted for site and preventive maintenance and support for computer and point of sale systems (“Systems”) as well as new store and store renovation install and migration services for Systems from the VEII Sub. The Agreement is non-exclusive, covers Retailer’s stores in the northern and eastern region of China and runs through December 2019.

Gross revenue and net profit potential, if any, as well as the full extent of services by VEII Sub under the Agreement are uncertain at this time due to lack of sufficient operational experience as a service provider under the Agreement. The Company anticipates reporting initial financial results and projected financial results for the VEII Sub work under the Agreement with the announcement of the quarterly consolidated financial results for VEII’s fiscal quarter ending March 31, 2018. Actual extent of services and financial results of the services may vary from any projected or anticipated scope of services and related financial results.

“These new services contract reflect progress in our efforts to grow VEII to the next level of development and to establish a public company capable of enhancing shareholder value and liquidity. Our goal is to reach sustained profitability and steady growth in core business segments through new business from new and existing customers as well as from expansion in new markets,” said Kenneth Tan, Value Exchange’s Chief Executive Officer. “This new work, which is in part a continuation of previous services for the same end user, attest to the value and competency of our services,” Mr. Tan added.

Value Exchange International, Inc. Profile. Our company is a provider of customer-centric technology solutions for the retail industry in China, Hong Kong SAR and Philippines. By integrating market-leading Point-of-Sale/Point-of-Interaction (“POS/POI”), Merchandising, Customer Relations Management or “CRM” and related rewards, Locational Based (GPS & Indoor Positioning System (“IPS”)) Marketing, Customer Analytics, Business Intelligence solutions, our company provides retailers with the capability to offer a consistent shopping experience across all channels, enabling them to easily and effectively manage the customer lifecycle on a one-to-one basis. VEII is promoted as a single IT source for retailers who wanted to extend existing traditional transaction processing to multiple points of interaction, including the Internet, kiosks and wireless devices. Our company is incorporated in Nevada, U.S.A., is an SEC-reporting company and has its common stock quoted on The OTC Markets Group, Inc. QB Tier under trading symbol “VEII.”

Notice: Actual business and financial results from the services may vary from projections or estimates of future business and financial results and investors should not rely on statements about possible, estimated or projected future business or financial results under new contracts or projects, or on any assumption of increased revenues from new business. While Value Exchange International, Inc. and its subsidiaries believe any business or financial estimates and projections are reliable when made, such estimates and projections are made on the basis of a number of assumptions and these assumptions may prove inaccurate or be undermined by risk factors and circumstances that our company cannot foresee or estimate. Estimates and projections may be less than anticipated due to reduction or termination of services or less than anticipated utilization of services. Further, the contract services may prove to be unprofitable or produce lower than anticipated profits due to unanticipated costs. Some of these risk factors affecting anticipated and actual business and financial results are set forth in our Form 10-K annual report and other filings with the U.S. Securities and Exchange Commission or “SEC.”

INVESTOR/MEDIA CONTACT:

Matthew Mecke, Value Exchange IR Director

ir(@)value-exch.com